Exhibit 99.1

[ LOGO ]


FOR IMMEDIATE RELEASE

CONTACT:
Scott D. Schweinfurth                            Joseph N. Jaffoni, Richard Land
Chief Financial Officer                          Jaffoni & Collins Incorporated
WMS Industries Inc.                              212/835-8500 or wms@jcir.com
847/785-3760 or sschweinfurth@wmsgaming.com

         WMS INDUSTRIES REPORTS THIRD QUARTER DILUTED EARNINGS PER SHARE
                  OF $0.21 ON RECORD REVENUES OF $107.7 MILLION

     - Gaming Operations Installed Base Reaches Over 6,100 Units as of Today, Reflecting an Increase of 1,100 Units, or 22%, Since December 31, 2004 While Open Sales Orders Remain at Historically High Levels -

     - Initiates Fiscal 2006 Revenue Guidance of $465 - $490 Million, an Increase of Approximately 20 - 25% Over Fiscal 2005 Revenue Forecast -

Waukegan, Illinois, May 3, 2005 - WMS Industries Inc. (NYSE:WMS) today reported net income of $7.2 million, or $0.21 per diluted share, for the Company's fiscal third quarter ended March 31, 2005 inclusive of separation charges of $0.7 million net of taxes, or $0.02 per diluted share, and income from the licensing of intellectual property of a discontinued business of $0.4 million net of taxes, or $0.01 per diluted share. In the March 2004 quarter WMS reported net income of $0.5 million, or $0.02 per diluted share.

"The third quarter results reflect improved operating margins attributable to recent initiatives aimed at generating stronger bottom line results from the significant revenue growth we continue to achieve," stated Brian Gamache, President and CEO of WMS Industries. "Our financial results for the March quarter were also an initial reflection of the operating leverage inherent in our business model.

"High levels of customer acceptance for our new products is highlighted again by the significant revenue growth we continue to achieve, as revenues grew by $13.7 million, or 15%, over the December 2004 quarter," stated Gamache. "While this is a significant improvement in just one quarter, it is even more noteworthy when compared to WMS' revenues just four quarters ago. Equally significant, and reflecting our efforts to control costs, research and development and selling and administrative expenses in aggregate, exclusive of the separation charges, remained essentially unchanged from the December 2004 quarter, and our operating margin, exclusive of the separation charges, doubled.

"The cost savings and efficiency initiatives we put in place before and during the March 2005 quarter moved the Company from a re-emergence mentality to a Company focused on best practices in order management and reducing time to market," continued Gamache. "We made improvements in sourcing and supply management, in inventory and warehouse management, and effected changes to our manufacturing processes. We still have more to accomplish, with further operating efficiency improvements expected against our goal to level-load the shipment of new gaming devices throughout each quarter. We also have ongoing manufacturing initiatives, such as enhanced strategic sourcing and supplier management, value engineering the product and designing product for both ease of manufacturability and installation, that will drive gross margin improvements in future years.

                                    - more -

                                                                    Exhibit 99.1

WMS Industries Reports Third Quarter Results, 5/3/05                      page 2


"Payroll related expenses are the single largest cost category in research and development and selling and administrative expenses," stated Gamache. "To address these costs, in mid-February we implemented a work-force reduction across all departments that eliminated approximately 10% of our non-union work-force and open positions. We also reduced, almost entirely, our reliance on temporary workers. More recently, we realigned and streamlined responsibilities and consolidated several duplicate functions within product development and engineering. As a result of our broad-based initiatives, we believe we have reduced annualized operating costs by more than $6.0 million. We also expect to achieve additional cost efficiencies from our recent realignment of product development and engineering beginning later this quarter. The dramatic improvement in our operating results reflects management's unwavering commitment and capability to build WMS into an industry leader."

Financial Guidance

WMS today narrowed the range for its fiscal 2005 revenue guidance. The revised fiscal 2005 revenue guidance is based on current open orders for over 9,000 new gaming devices and CPU-NXT(TM) conversion kits and 2,200 new participation gaming devices and game theme conversions. The Company expects that accelerated growth in depreciation and amortization expense related to the rapid growth in its participation game placements and modest increases in research and development and selling and administrative expense in the June 2005 quarter will partially offset an increase in gross profit. In addition, the Company initiated fiscal 2006 revenue guidance of $465 - $490 million, representing an increase of approximately 20 - 25% above the current forecast for fiscal 2005 revenues. The changes to guidance are summarized in the following table:

-------------------------------------------------------------------------------------------------------------------------

                               Fiscal 2005       Fiscal 2004        Fiscal 2005         Fiscal 2005
                                   Fourth          Fourth            Year End            Year End         Fiscal 2004
                                  Quarter          Quarter            Revised                Prior          Year End
                                 Guidance           Actual          Guidance              Guidance            Actual
-------------------------------------------------------------------------------------------------------------------------
Total Revenues
(in millions)                  $108 - $115           $68            $385 - $392         $370 - $395             $230
-------------------------------------------------------------------------------------------------------------------------
New Units Shipments            6,500 -6,800        3,642         23,000 - 23,300     22,000 - 23,000          12,661
-------------------------------------------------------------------------------------------------------------------------
Average Sales Price
Per Unit                          $10,000 +        $9,460             $10,000 +           $10,000 +            $8,813
-------------------------------------------------------------------------------------------------------------------------
Installed Participation
Base at Period End             6,600 - 6,800        4,240         6,600 - 6,800         6,200 - 6,500         4,240
-------------------------------------------------------------------------------------------------------------------------
Revenue Per
Day Per Machine                   $48 - $50        $41.39            $46 - $47            $45 - $48           $39.60
-------------------------------------------------------------------------------------------------------------------------

Total revenues for the March 2005 quarter increased 69%, or $43.9 million, to a quarterly record of $107.7 million compared to total revenues of $63.8 million in the March 2004 quarter. The increase in total revenues from the March 2004 quarter was due to a 66% improvement in new unit shipments to 6,501 units, a 16% increase in the average selling price of new gaming units to $10,204, a 27% increase in the average installed base of participation games during the period to 5,328 units and a 26% increase in the average revenue per day of participation games to $47.90. The installed base of participation games grew by 962 units, or 19%, to 5,983 units at March 31, 2005 from 5,021 units at December 31, 2004. Each of these revenue metrics was at either the high end or exceeded the Company's previously announced revenue guidance for the March 2005 quarter.

                                    - more -

                                                                    Exhibit 99.1

WMS Industries Reports Third Quarter Results, 5/3/05                      page 3


The following table summarizes the key components related to revenue generation in the three and nine-month periods ended March 31 (in millions, except unit data):

                                                                  Three Months Ended            Nine Months Ended
                                                                      March 31,                     March 31,
                                                              ------------------------      -------------------------
                                                                 2005           2004           2005           2004
                                                                 ----           ----           ----           ----
Product Sales Revenues
    New Unit Sales Revenue                                      $ 66.3         $ 34.5        $ 165.4         $ 77.1
    Parts, Used Games, Conversions and OEM Revenues               10.2            8.1           33.9           21.2
                                                              --------         ------       --------         ------
    Total Product Sales Revenues                                $ 76.5         $ 42.6        $ 199.3         $ 98.3
                                                              ========         ======       ========         ======

    New Units Sold                                               6,501          3,926         16,532          9,019
    Average Sales Price Per Unit                              $ 10,204         $8,794       $ 10,006         $8,551

Gaming Operations Revenues
    Participation Revenue                                       $ 22.9         $ 14.5         $ 59.1         $ 48.7
    Royalties, VLTs and Other Lease Revenues                       8.3            6.7           18.4           15.0
                                                              --------         ------       --------         ------
    Total Gaming Operations Revenues                            $ 31.2         $ 21.2         $ 77.5         $ 63.7
                                                              ========         ======       ========         ======

    Average Participation Installed Base                         5,328          4,202          4,734          4,535
    Installed Participation Base at Period End                   5,983          4,216          5,983          4,216
    Average Revenue Per Day Per Machine                        $ 47.90         $37.87        $ 45.57         $39.09

New units sold in the fiscal 2005 third quarter included 6,200 new Bluebird(R) gaming devices, 257 hybrid units and 44 legacy units. The average selling price per new unit increased 16% from the prior year quarter to $10,204 in the March 2005 quarter reflecting the benefit of increased sales of gaming devices housed in our Bluebird cabinet, which generated an average selling price per unit of $10,289 during the quarter. The increase in total revenues for the March 2005 quarter also reflects an increase of $2.1 million, or 26%, in parts, used games and greater conversion sales, as we shipped 1,910 conversion kits, including 1,696 CPU-NXT upgrade kits in the quarter. The Company did not ship any OEM units in the March 2005 quarter compared to 1,000 units shipped in the March 2004 quarter.

Gaming operations revenues of $31.2 million increased by $10.0 million in the March 2005 quarter compared to the March 2004 quarter. The average installed base of participation gaming devices increased to 5,328 units in the March 2005 quarter from 4,202 units in the prior year quarter. The period end installed base grew 1,767 units to 5,983 units at March 31, 2005 from 4,216 at March 31, 2004 and grew by 962 units, or 19%, from December 31, 2004. During the quarter the Company launched A FISTFUL OF DOLLARS(TM) wide area progressive (WAP) jackpots in Nevada and Native American casinos and continued the rollout of the MONOPOLY(TM) Money(TM) WAP jackpots, including a 90-day limited rollout in New Jersey. At March 31, 2005, WAP games accounted for approximately 10% of the Company's participation installed base.

                                    - more -

                                                                    Exhibit 99.1

WMS Industries Reports Third Quarter Results, 5/3/05                      page 4

The success of new game themes across each of the Company's participation series has accelerated the transition of participation games from legacy cabinets to new games in Bluebird cabinets, as we installed approximately 1,500 new games in Bluebird cabinets in the March 2005 quarter and at March 31, 2005, approximately 59% of our participation installed base is in Bluebird cabinets. Gaming operations revenues benefited from a 24% increase in royalty, VLT, and other lease revenues to $8.3 million in the March 2005 quarter primarily due to increased purchases and placements of licensed WMS game content by our licensees. We do not expect royalty, VLT and other lease revenue to continue at this high level.

We expect growth in our installed base and average net revenue per day of gaming operations machines in future quarters as we continue to install new participation games in our Bluebird cabinet. As of today, our open orders for game theme conversions and new participation games exceed 2,200 games. The current level of open orders remains among the highest in our history, even after the growth of the installed base footprint by almost 1,750 units, or 41%, since June 30, 2004.

The average revenue per day for participation gaming devices in the March 2005 quarter increased by $10.03 per day, or 26%, from the March 2004 quarter. We believe the increase reflects the favorable response from casino patrons to the introduction of new game themes in new Bluebird cabinets and the increase in placements of our WAP gaming devices, which generate a higher revenue per day than our non-linked participation game offerings. Based on game refreshes, new game themes and the increase in WAP product offerings, we expect the positive trend in average revenue per day to continue in the June 2005 quarter.

Total gross profit increased 57%, or $19.7 million, to $54.3 million for the March 2005 quarter from $34.6 million in the March 2004 quarter. The gross margin on product sales revenues, after the impact of $1.6 million of inventory reserves and $0.2 million of separation costs related to a reduction in work-force was 39% for the March 2005 quarter compared to 42% for the March 2004 quarter. The gross margin percentage for the March 2005 quarter was impacted by the product mix as well as the separation charges and reserves to write-down legacy products to net realizable value. We continue to expect that in fiscal 2006, the gross margin on Bluebird gaming devices will approach the mid-40% range, as we attain the benefits from our strategic sourcing and value engineering initiatives and continue to achieve the benefits from leveling the production schedule throughout the quarter. Additionally, the recently implemented price increases and product enhancements are also expected to support margin growth.

The gross profit margin on gaming operations was 78% and 79% for the March 2005 and 2004 quarters, respectively, as lower margins on WAP games and higher royalties payable to licensors were partially offset by higher royalties received from licensees. In addition, the number of jackpot payouts on our WAP links impacted the margin, as nine jackpots were awarded in the March 2005 quarter.

Research and development expenses, which include $0.3 million of separation costs related to a reduction in work-force, increased $1.0 million, or 8%, to $12.9 million in the March 2005 quarter compared to $11.9 million in the prior year quarter and decreased $0.6 million from the December 31, 2004 quarter. The year-over-year increase in research and development costs was due to headcount increases to fully staff international game development studios and ongoing execution of the technology improvement plan, separation expense and higher product approval costs for a greater number of new game themes.


                                    - more -

                                                                    Exhibit 99.1

WMS Industries Reports Third Quarter Results, 5/3/05                      page 5


Selling and administrative expenses, which include $0.5 million of separation costs related to a reduction in work-force, increased $5.8 million, or 39%, to $20.6 million in the March 2005 quarter compared to $14.8 million in the March 2004 quarter and increased by $1.3 million from the December 2004 quarter. Selling and administrative costs increased over the March 2004 quarter due to net additional headcount, higher commissions based on substantially higher revenues, separation expense, and higher equity compensation costs.

In aggregate, research and development and selling and administrative expenses in the March 2005 quarter, exclusive of $0.8 million of separation costs, remained at the same level as those incurred in the December 2004 quarter.

Depreciation and amortization expense increased $4.2 million to $10.9 million from the March 2004 quarter as the level of investment in participation gaming devices for gaming operations increased due to the installation of approximately 1,500 new games in Bluebird cabinets during the March 2005 quarter and approximately 3,500 new Bluebird cabinets during the nine months of fiscal 2005. The Company has invested $44.0 million in gaming operations machines in the nine months ended March 31, 2005. The rapid growth in our installed base of participation games has resulted in our investment in new Bluebird machines increasing at a higher rate than initially projected and we expect this level of investment in gaming operations equipment will continue to increase in the June 2005 quarter as we place more participation game themes, including WAP game themes, in our new Bluebird cabinet.

WMS generated an increase of $8.7 million in operating income, inclusive of the $1.0 million of separation charges, to $9.9 million in the March 2005 quarter compared to $1.2 million in the March 2004 quarter. The improved operating performance in the fiscal 2005 third quarter resulted from a $19.7 million increase in gross profit, partially offset by a $1.0 million increase in research and development expenses, a $5.8 million increase in selling and administrative expenses, and a $4.2 million increase in depreciation and amortization expense.

We incurred interest and issuance cost amortization expenses of $1.0 million in the March 2005 quarter primarily related to our 2.75% Convertible Notes. We recorded a pre-tax gain of $0.6 million from the license of certain intellectual property of a discontinued business in Other Income. We also recorded a tax provision of $2.8 million in the March 2005 quarter reflecting the impact of our revised estimated annual effective tax rate of 30%.

Brian Gamache continued, "Pursuant to our ongoing focus on capital allocation, we continued investing in future content and positioning WMS to drive industry innovation through the licensing of important intellectual property rights. These investments include new high profile, high impact brand names such as WORLD SERIES OF POKER(TM), and new technologies, such as our cross-license for display technology with Aruze Corporation.

"Our March quarter demonstrates that we are results driven and capable of making tangible progress towards improving our bottom line," stated Gamache. "We showed that we can leverage our product popularity and revenue growth into enhanced operating performance and we expect the cost savings and efficiency initiatives we have and will continue to implement should build our operating margins in the future.

                                    - more -

                                                                    Exhibit 99.1

WMS Industries Reports Third Quarter Results, 5/3/05                      page 6


 "Our products continue to achieve a high level of acceptance and our open orders for both product sales and gaming operations provide visibility that should extend our revenue momentum," concluded Gamache. "We are clearly focused on dramatically growing our market share and we are on target to become North America's second largest provider of gaming devices. Our confidence in our ability to achieve that goal is evidenced by the fiscal 2006 revenue guidance that we initiated today of $465 - $490 million, which reflects about 20% to 25% revenue growth over our current forecast for fiscal 2005 anticipated revenue."

WMS Industries Inc. is hosting a conference call and web cast at 4:30 PM EDT today, Tuesday, May 3, 2005. The conference call numbers are 212/676-4900 or 415/908-4722. To access the live call on the Internet, log on to www.wmsgaming.com (select "Company Info," then "Investor Relations"). Following its completion, a replay of the call can be can be accessed for sixty days on the Internet via www.wmsgaming.com.

MONOPOLY is a trademark of Hasbro Inc. (C)2005 Hasbro. Used with permission. All rights reserved.
A FISTFUL OF DOLLARS (C) 1964 Unidis, S.A.R.L. All rights reserved.
WORLD SERIES OF POKER is a trademark of Harrah's License Company, LLC.
All rights reserved.
CPU-NXT and Bluebird are trademarks or registered trademarks of WMS Gaming Inc. All rights reserved

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as "may," "will," "should," "expect," "anticipate," "seek," "believe," "estimate," and "intend," among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed.

Factors which could cause our actual results to differ from expectations include
(1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a software anomaly or fraudulent manipulation of our gaming machines and software, (5) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies, and (6) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under "Item 1. Business-Risk Factors" in our Annual Report on Form 10-K for the year ended June 30, 2004 and our more recent reports filed with the Securities and Exchange Commission.

WMS Industries Inc. is engaged in the design, manufacture, sales, and lease of gaming machines and video lottery terminals, or VLTs.

                                - tables follow -

                                                                    Exhibit 99.1

WMS Industries Reports Third Quarter Results, 5/3/05                      page 7


                              WMS INDUSTRIES INC.
                      Consolidated Statement of Operations
                    (in millions, except per share amounts)
                                  (Unaudited)

                                                                                   Three Months Ended          Nine Months Ended
                                                                                       March 31,                   March 31,
                                                                                ----------------------      -----------------------
                                                                                  2005          2004          2005          2004
                                                                                  ----          ----          ----          ----
Revenues:
    Product Sales                                                                $ 76.5        $ 42.6        $ 199.3        $ 98.3
    Gaming Operations                                                              31.2          21.2           77.5          63.7
                                                                                --------      --------      ---------     ---------

      Total Revenues                                                              107.7          63.8          276.8         162.0

Costs and Expenses:
    Cost of Product Sales                                                          46.4          24.8          121.0          58.9
    Cost of Gaming Operations                                                       7.0           4.4           16.6          11.8
    Research and Development                                                       12.9          11.9           38.5          32.4
    Selling and Administrative                                                     20.6          14.8           55.5          41.9
    Depreciation and Amortization                                                  10.9           6.7           26.4          19.0
                                                                                --------      --------      ---------     ---------

      Total Costs and Expenses                                                     97.8          62.6          258.0         164.0
                                                                                --------      --------      ---------     ---------

Operating Income (Loss)                                                             9.9           1.2           18.8          (2.0)
Interest and Other Income (Expense), Net                                            0.1          (0.4)           0.5          (0.8)
                                                                                --------      --------      ---------     ---------

Income (Loss) Before Income Taxes                                                  10.0           0.8           19.3          (2.8)
Provision (Benefit) for Income Taxes                                                2.8           0.3            5.8          (1.0)
                                                                                --------      --------      ---------     ---------

Net Income (Loss)                                                                 $ 7.2         $ 0.5         $ 13.5        $ (1.8)
                                                                                ========      ========      =========     =========

Basic Income (Loss) Per Share of Common Stock                                    $ 0.23        $ 0.02         $ 0.44        $(0.06)
                                                                                ========      ========       ========     =========

Diluted Income (Loss) Per Share of Common Stock
    and Common Stock Equivalents                                                 $ 0.21        $ 0.02         $ 0.41        $(0.06)
                                                                                ========      ========       ========     =========

Weighted-Average Common Shares:
    Basic Common Stock Outstanding                                                 30.8          29.9           30.6          29.6
                                                                                ========      ========       ========     =========
     Diluted Common Stock and Common Stock Equivalents                              37.5          30.8           37.5          29.6
                                                                                ========      ========       ========     =========


                         - balance sheet data follows -

                                                                    Exhibit 99.1

WMS Industries Reports Third Quarter Results, 5/3/05                      page 8

                              WMS INDUSTRIES INC.
                     Condensed Consolidated Balance Sheets
                                 (in millions)

                                                                                   March 31,           June 30,
                                                                                 ------------       -------------
                                                                                     2005                2004
                                                                                     ----                ----
                                                                                  (Unaudited)
Assets
    Cash and Short-term Investments
      Including $2.7 and $0.5 of Restricted Amounts
      for Progressive Jackpots, Respectively                                     $      42.3        $   116.2
    Receivables, Net                                                                   113.1             70.3
    Inventories                                                                        107.2             65.4
    Other Current Assets                                                                30.9             26.1
                                                                                 ------------       ----------
        Total Current Assets                                                           293.5            278.0
                                                                                 ------------       ----------

    Gaming Operations Machines, Net                                                     47.8             24.9
    Property, Plant and Equipment, Net                                                  54.4             53.7
    Other Assets                                                                        44.3             38.4
                                                                                 ------------       ----------

    Total Assets                                                                 $     440.0        $   395.0
                                                                                 ============       ==========


Liabilities and Stockholders' Equity
    Accounts Payable                                                             $      29.8        $    17.1
    Accrued Liabilities                                                                 27.8             23.4
                                                                                 ------------       ----------
        Total Current Liabilities                                                       57.6             40.5

    2.75% Convertible Subordinated Notes Due 2010                                      115.0            115.0

    Stockholders' Equity:
      Common Stock                                                                      16.2             16.2
      Additional Paid-in Capital                                                       216.6            206.7
      Retained Earnings                                                                 56.6             43.1
      Unearned Restricted Stock                                                         (9.2)            (1.3)
      Accumulated Other Comprehensive Income                                             1.2              1.0
      Treasury Stock                                                                   (14.0)           (26.2)
                                                                                 ------------       ----------
        Total Stockholders' Equity                                                     267.4            239.5
                                                                                 ------------       ----------

    Total Liabilities and Stockholders' Equity                                   $     440.0        $   395.0
                                                                                 ============       ==========


                       - statement of cash flows follows -

                                                                    Exhibit 99.1

WMS Industries Reports Third Quarter Results, 5/3/05                      page 9

                              WMS INDUSTRIES INC.
                 Condensed Consolidated Statement of Cash Flows
                                 (in millions)
                                  (Unaudited)


                                                                         Three Months Ended           Nine Months Ended
                                                                            March 31,                     March 31,
                                                                         ----------------------      ------------------------
                                                                           2005          2004           2005           2004
                                                                           ----          ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)                                                         $  7.2        $  0.5        $  13.5        $  (1.8)
Adjustments to Reconcile Net Income (Loss) to
    Net Cash Used by Operating Activities:
      Depreciation and Amortization                                         10.9           6.7           26.4           19.0
      Receivables Provision                                                  0.2             -            0.3            0.2
      Deferred Income Taxes                                                  2.8           0.3            5.8           (1.0)
      Non-Cash Expenses                                                      1.3           0.1            2.8            0.7
      Tax Benefit from Exercise of Stock Options                             0.8           1.5            3.5            5.2
      Decrease from Changes in Operating Assets and Liabilities            (32.9)        (18.0)         (86.2)         (48.8)
                                                                         --------      --------      ---------      ---------

Net Cash Used by Operating Activities                                       (9.7)         (8.9)         (33.9)         (26.5)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property, Plant and Equipment                                   (2.8)         (2.6)          (7.0)          (8.6)
Additions to Gaming Operations Machines                                    (19.7)         (2.7)         (44.0)          (9.2)
Net Change in Short-Term Investments                                        27.8          (0.1)          37.3            2.5
                                                                         --------      --------      ---------      ---------

Net Cash Used by Investing Activities                                        5.3          (5.4)         (13.7)         (15.3)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash Received on Exercise of Common Stock Options                            1.8           3.5            8.6            9.5
Gross Proceeds from the Issuance of Convertible Notes                          -             -              -           15.0
Debt Issuance Costs                                                            -             -              -           (0.7)
Purchase of Treasury Stock                                                     -             -              -           (5.0)
                                                                         --------      --------      ---------      ---------

Net Cash Provided by Financing Activities                                    1.8           3.5            8.6           18.8

EFFECT OF EXCHANGE RATES ON CASH                                            (0.7)         (0.1)           0.2            0.1
                                                                         --------      --------      ---------      ---------

Decrease in Cash and Cash Equivalents                                       (3.3)        (10.9)         (38.8)         (22.9)
Cash and Cash Equivalents at Beginning of Period                            24.4          87.6           59.9           99.6
                                                                         --------      --------      ---------      ---------

Cash and Cash Equivalents at End of Period                                $ 21.1        $ 76.7        $  21.1        $  76.7
                                                                         ========      ========      =========      =========


                          - supplemental data follows -

                                                                    Exhibit 99.1

WMS Industries Reports Third Quarter Results, 5/3/05                     page 10

                            WMS INDUSTRIES INC.
                             Supplemental Data
                  (in millions, except per share amounts)
                                (Unaudited)


                                                                              Three Months Ended            Nine Months Ended
                                                                                   March 31,                     March 31,
                                                                         -------------------------       -------------------------
                                                                            2005            2004           2005             2004
                                                                            ----            ----           ----             ----
Supplemental Data -
    Reconciliation of Earnings (Loss) Per Share:
      Net Income (Loss)                                                   $   7.2          $  0.5         $ 13.5          $  (1.8)
      After Tax Interest Expense and Amortization of
        Issuance Cost on Convertible Subordinated Debentures                  0.6               -            1.8                -
                                                                         ---------        --------       --------        ---------

      Diluted Earnings (Loss) Per Share (Numerator)                       $   7.8          $  0.5         $ 15.3          $  (1.8)
                                                                         =========        ========       ========        =========


      Basic Weighted Average Common Shares Outstanding                       30.8            29.9           30.6             29.6
      Dilutive Effect of Stock Options                                        0.8             0.8            1.0                -
      Dilutive Effect of Restricted Common Stock                              0.1             0.1            0.1                -
      Dilutive Effect of Convertible Subordinated Debentures                  5.8               -            5.8                -
                                                                         ---------        --------       --------        ---------

      Diluted Earnings (Loss) Per Share (Denominator)                        37.5            30.8           37.5             29.6
                                                                         =========        ========       ========        =========


      Basic Income (Loss) Per Share of Common Stock                       $  0.23          $ 0.02         $ 0.44          $ (0.06)
                                                                         =========        ========       ========        =========
      Diluted Income (Loss) Per Share of Common Stock                     $  0.21          $ 0.02         $ 0.41          $ (0.06)
                                                                         =========        ========       ========        =========





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